Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact: Cynthia Martinez
305-982-2458
cynthiamartinez@rccl.com

For Immediate Release

ROYAL CARIBBEAN ANNOUNCES PROMOTIONS

MIAMI – July 31, 2012 – Royal Caribbean Cruises, Ltd. today announced that Michael Bayley has been promoted to President and CEO of Celebrity Cruises, replacing Dan Hanrahan, whose departure was recently announced.  Bayley will report directly to Richard D. Fain, Chairman and CEO of Royal Caribbean Cruises, Ltd.   Bayley has been with Royal Caribbean for over 30 years, most recently as Executive Vice President of Operations.  Prior to this role, Bayley served as Executive Vice President — International, where he oversaw the international expansion for the company.

“In his role as Executive Vice President — International, Michael successfully spearheaded our aggressive expansion efforts into emerging and high-growth markets, and most recently has overseen all Operations for Royal Caribbean International,” said Fain. “Fortunately, Celebrity has a very strong management team to build on and I am delighted that Michael will bring his vision, passion and drive to bear on the continued growth of this important brand.”

In a related move, Lisa Lutoff-Perlo will be promoted to Senior Vice President of Operations for Royal Caribbean International, reporting to Adam Goldstein, President and CEO of Royal Caribbean International.  Lutoff-Perlo is a 27 year veteran of the company who has served in a variety of roles within both Celebrity Cruises and Royal Caribbean International.  Most recently, Lutoff-Perlo served as Senior Vice President of Hotel Operations for Celebrity Cruises.  In that role, she oversaw all the hotel operations of the brand, including the highly successful introduction of the Solstice-class of ships.  Prior to her tour of duty with Celebrity Cruises, Lutoff-Perlo was in charge of Product Marketing and Strategic Alliances for Royal Caribbean International.  In the past, she has also served both brands in a variety of increasingly senior sales roles.

 “I am happy to welcome Lisa back to our team,” said Goldstein.  “Given her tremendous accomplishments leading Celebrity’s highly successful hotel operations, I am excited to have her in this expanded role.”

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France.  The company has a combined total of 39 ships in service and three under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia/New Zealand, Canada, Dubai, Europe and South America.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

# # #